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EXHIBIT 11. STATEMENT REGARDING COMPUTATION OF PER SHARE INCOME.

                                                               BASIC         DILUTED
                                                            -----------    -----------
Net income (in thousands).................................  $     6,007    $     6,007
                                                            ===========    ===========
Weighted average shares attributable to BGL Partners and
  Compass management prior to Initial Public Offering.....    1,682,769      1,682,769
Weighted average shares attributable to The IPO,
  overallotment and Founding Companies....................    8,493,896      8,493,896
Weighted average shares attributable to the subsequent
  acquisitions............................................      988,873        988,873
Weighted average shares attributable to the purchase of
  minority interests......................................        3,261          3,261
Weighted average shares earned as of December 31, 1998
  with respect to earn outs...............................           --        111,270
Dilutive common stock options.............................           --         33,456
                                                            -----------    -----------
Weighted average shares used in net income per share
  computation.............................................   11,168,799     11,313,525
                                                            ===========    ===========
Net income per share......................................  $      0.54    $      0.53
                                                            ===========    ===========